EXHIBIT 99.1

For More Information, Contact:
Cygnus, Inc.	Sankyo Pharma, Inc.
Cygnus Corporate Communications	Patti Bifulco, Hill and Knowlton
(650) 369-4300 www.cygn.com	212-885-0494

FOR IMMEDIATE RELEASE

Cygnus and Sankyo Sign Agreement for Co-Promotion of GlucoWatch® Biographer:

The First and Only Glucose Monitor to Provide Readings

Automatically and Non-Invasively

Redwood City, CA – November 29, 2001 – Cygnus, Inc. (Nasdaq: CYGN) and Sankyo Pharma Inc., a wholly owned subsidiary of Sankyo Co. Ltd., a $4.3 billion Japanese pharmaceutical company, today announced that the companies have signed a co-promotion agreement for the GlucoWatch® Biographer in the United States. The agreement calls for Sankyo to pay Cygnus $10 million and, in exchange for its co-promotion activities, Sankyo will receive a percentage of the net sales of the GlucoWatch Biographer in the United States.

“We are very excited to have Sankyo as a co-promotion partner. This agreement is an excellent fit for the type of relationship we were seeking,” stated John C Hodgman, Chairman, Chief Executive Officer and President of Cygnus. “Sankyo’s expertise and commitment to the treatment of diabetes, combined with their highly professional and motivated sales force, will play a major role in the successful launch of the Biographer in the United States.  With the Sankyo team in place, we have all the functions essential to usher in this new era of glucose management for the millions of Americans who live with diabetes.”

“The GlucoWatch Biographer represents a unique quality-of-life breakthrough for people who suffer from diabetes,” said Joseph P. Pieroni, President of Sankyo Pharma. “We are pleased to have the opportunity to add the GlucoWatch Biographer to our achievements in the diabetes marketplace, and we are confident that the match of Sankyo’s expert sales force with Cygnus technology will equal a tremendous advance for the diabetes patient population.”

Cygnus and Sankyo will collaborate closely on all sales and marketing efforts via a joint sales and marketing committee. Sankyo will assign a 50-person specialty sales force, well-versed in diabetes and its treatment, to leverage Sankyo’s already established relationships with physicians having the highest potential for prescribing the GlucoWatch Biographer. Sankyo will also provide broad market coverage through their 450 primary care sales representatives.  In addition, Sankyo will deploy 20 managed care account managers to obtain insurance reimbursement for the GlucoWatch Biographer and will communicate key scientific data to medical professionals through its 20 medical managers.

Cygnus will be responsible for marketing, manufacturing, supply, distribution and customer service, as well as for product research and development, clinical and regulatory activities.  “Our goal was to find a partner with the category experience and sales and marketing expertise that we could leverage to launch this product. This approach allows us to accelerate product penetration without the expense of developing a sizable sales force of our own.  In addition, the agreement establishes attractive financial terms, providing Cygnus with $10 million cash and a significant portion of the revenue from sales of the GlucoWatch Biographer in the United States,” stated Craig W. Carlson, Chief Operating Officer and Chief Financial Officer of Cygnus.

The signing of the co-promotion agreement with Sankyo completes the necessary steps for launching the GlucoWatch Biographer in the United States.  Cygnus and Sankyo will immediately begin to work jointly to finalize sales and marketing plans. Early in the first quarter of 2002, a concentrated effort to educate health care professionals about the GlucoWatch Biographer will begin.  Customer sales will be initiated after the sales force has met with a critical mass of health care professionals to describe the benefits and proper use of the GlucoWatch Biographer.

The GlucoWatch Biographer is the first and only monitoring system that provides glucose readings automatically and non-invasively, up to three times an hour, for as long as twelve hours, day or night. The Biographer measures glucose collected through the skin, not from blood like standard glucose testing meters.It uses an extremely low electric current to pull glucose through the skin. The glucose is then collected and transformed into an electric signal that is converted into a glucose reading.

The GlucoWatch Biographer is designed to enable adults with diabetes (age 18 and older), physicians and other caregivers to identify trends and to track patterns in glucose levels that would be difficult to detect with current testing techniques alone. The frequency of the automatic and non-invasive readings gives patients and their caregivers more complete information about glucose levels, allowing them to make better-informed decisions regarding diet, medication and physical activities. The system consists of two integrated parts, the Biographer and the AutoSensor. The Biographer is worn like a watch and calculates, displays and stores glucose readings. The AutoSensor is a single-use component that first collects and the measures the glucose sample. The GlucoWatch Biographer is not intended to replace the common "finger-stick" testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide ongoing information about glucose levels.

The World Health Organization (WHO) estimates there are 125 million people worldwide with diabetes. This number has increased approximately 15% per year over the last ten years and is expected to double by 2005. In the United States, approximately ten million Americans have been diagnosed with diabetes and each year approximately 13,000 children are diagnosed. Diabetes is a leading cause of death in the United States, and the complications of uncontrolled diabetes result in an estimated $100 billion in medical costs annually. The current worldwide market for glucose measuring products is estimated at between $3 and $4 billion, and it is expected to exceed $4.7 billion by 2002.  The United States is estimated to account for 50-60% of all sales, while Western Europe accounts for approximately 30%.

Cygnus, Inc. is engaged in the development and manufacture of diagnostic medical devices, utilizing proprietary technologies to satisfy unmet medical needs cost-effectively. The first such device is a frequent, automatic and non-invasive glucose monitoring device, the GlucoWatch Biographer. The GlucoWatch Biographer is approved in the United States as a prescription device for adults (18 years and older).  A supplemental pre-market approval (PMA) submission is currently under expedited review by the FDA for use of the GlucoWatch Biographer by children and adolescents (ages 7-17). As previously indicated by Cygnus, post-market evaluation studies are required on certain topics after commercialization. The GlucoWatch Biographer has also received the CE mark permitting sales in the European Union, and Cygnus is currently selling the product in the United Kingdom.

Sankyo Pharma Inc. is a wholly owned subsidiary of Sankyo Co. Ltd., the second largest drug company in Japan.  Sankyo is a recognized research-based company and a source of new therapeutic agents, including drugs for cardiovascular disease and diabetes. The company was the first to discover statins and then pioneered their development.  In addition, it developed the first launched glitazone, which revolutionized long-term control of type 2 diabetes, introducing a class of medicines that uniquely improved the ability of people with diabetes to more effectively use their own insulin.  Sankyo Pharma also markets WelChol®, a non-systemic lipid-lowering agent.  In less than 12 months after launch, WelChol vaulted to the number one position in its class, and is on track to reach first full year sales in excess of $80 million in 2001.

Frequently Asked Questions about the GlucoWatch Biographer

What is the GlucoWatch® Biographer?

The GlucoWatch Biographer is the first and only monitoring system that provides glucose readings automatically and non-invasively, up to three times an hour, for as long as twelve hours, day or night.

What are the key benefits of the GlucoWatch Biographer?

The GlucoWatch Biographer is designed to enable adults with diabetes (age 18 and older), physicians and other caregivers to identify trends and to track patterns in glucose levels that would be difficult to detect with current testing techniques alone. The frequency of the automatic and non-invasive readings gives patients and their caregivers more complete information about glucose levels, allowing them to make better-informed decisions regarding diet, medication and physical activities. The GlucoWatch Biographer is not intended to replace the common "finger-stick" testing method, but is indicated as an adjunctive device to supplement blood glucose testing to provide ongoing information about glucose levels.

How does the GlucoWatch Biographer work?

The GlucoWatch Biographer measures glucose collected through the skin, not from blood like standard glucose testing meters. It uses an extremely low electric current to pull glucose through the skin. The glucose is then collected and transformed into an electric signal that is converted into a glucose reading. The system consists of two integrated parts, the Biographer and the AutoSensor. The Biographer is worn like a watch and calculates, displays and stores glucose readings. The AutoSensor is a single-use component that first collects and then measures the glucose sample.

How does the GlucoWatch Biographer differ from other glucose measuring systems?

The GlucoWatch Biographer differs from other glucose measuring systems in several important ways. Most significantly, it is non-invasive, measuring glucose collected through the skin, not from blood. It measures and displays glucose levels automatically, as often as every twenty minutes, for up to twelve hours. It also creates an “electronic diary,” storing up to 4,000 values that can be reviewed at the touch of a button, helping to detect trends and track patterns in glucose levels. In addition, users can set personal glucose alert levels. An alarm sounds if readings are too high or too low, or if readings decline rapidly. In FDA clinical studies, the GlucoWatch Biographer was able to detect 75% of hypoglycemic events, with a low alert level set at 100mg/dL, compared to “finger stick” monitoring detection of hypoglycemic events at a rate of 14% when done twice daily and 39% when done four times daily.  The Biographer was also able to detect 79% of hyperglycemic events, with an alert level set at 270mg/dL, compared to 16% detection of hyperglycemic events with four times daily “finger stick” monitoring.

Is the GlucoWatch Biographer safe?

In clinical trials involving over 25,000 hours of use, the GlucoWatch Biographer was shown to be safe and generally well tolerated. Most patients experienced temporary irritation where the GlucoWatch Biographer was in contact with the skin. This usually mild irritation typically subsided within a few days.

How effective is the GlucoWatch Biographer?

The United States Food and Drug Administration granted marketing approval to the GlucoWatch Biographer, as a prescription device for adults with diabetes (age 18 and older). Clinical studies involving subjects with diabetes demonstrated the capability of the Biographer to  non-invasively extract glucose, track high and low levels of blood glucose, and achieve clinical accuracy and reproducibility. And because the GlucoWatch Biographer provides frequent, automatic and non-invasive measurements, users have access to more information about trends and patterns in glucose levels than the current standard of care.  In addition, Cygnus will conduct outcome studies to further demonstrate the GlucoWatch Biographer’s overall clinical value.  These studies are scheduled for 2002.

Will the GlucoWatch Biographer be covered by health care insurance?

Both government and private health care currently provide reimbursement for conventional glucose monitoring devices.  Sankyo and Cygnus will work together to seek the widest possible coverage of the GlucoWatch Biographer in order to maximize patients’ access to this breakthrough technology.

Will the GlucoWatch Biographer be available for use by children?

The current FDA approval specifies use by adults (18 and older), based on the clinical testing results presented by Cygnus. In September 2001 Cygnus submitted a supplemental pre-market approval (PMA) application to the FDA for use of the device by children and adolescents (ages 7-17) with diabetes, and in October 2001 the FDA granted expedited review status to this application.

How can consumers get more information about the GlucoWatch Biographer?

Additional information about the GlucoWatch Biographer can be obtained by calling Cygnus' toll free number, 1-866-GLWATCH, or by visiting www.glucowatch.com.

Some of the statements in this news release are forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements about Cygnus, Inc,’s plans, objectives, expectations, intentions and assumptions and other statements contained in this news release that are not statements of historical fact. Forward-looking statements include, but are not limited to, statements about Cygnus’ ability to manufacture and scale-up commercially the GlucoWatch Biographer and AutoSensor, Cygnus’ ability to achieve market acceptance of the GlucoWatch Biographer, and plans for future products. There can be no guarantee that FDA submissions will be approved, including submissions that receive expedited review status. In some cases, you can identify these statements by words such as “may,” “will,” “should,” “estimates,” “predicts,” “potential,” “continue,” “strategy,” “believes,” “anticipates,” “plans,” “expects,” “intends” and similar expressions. Cygnus cannot guarantee future results, levels of activity, performance or achievements. Actual results and the timing of certain events may differ significantly from the results discussed in the forward-looking statements. Cygnus refers you to the documents Cygnus files from time to time with the Securities and Exchange Commission, including Cygnus’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, which contain descriptions of certain factors that could cause Cygnus’ actual results to differ from Cygnus’ current expectations and any forward-looking statements contained in this news release. "GlucoWatch" is a registered trademark of Cygnus, Inc. “WelChol” is a registered trademark of Sankyo Pharma Inc.

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